UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

March 25, 2005

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place P.O. Box 3453 Sunnyvale, California	94088-3453
(Address of principal executive offices)	(Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On March 25, 2005, Spansion Japan Limited, a wholly owned subsidiary of Spansion LLC, a majority owned subsidiary of Advanced Micro Devices, Inc., amended its existing revolving facility credit agreement with certain Japanese financial institutions and renewed it for an additional one year period. The amended and extended revolving facility credit agreement continues to provide for an aggregate loan amount of up to 15 billion yen (approximately $141 million as of March 25, 2005) in two tranches. Tranche A provides for an aggregate amount of up to six billion yen (approximately $56 million as of March 25, 2005) and tranche B provides for an aggregate amount of up to nine billion yen (approximately $85 million as of March 25, 2004). Spansion Japan can draw under the facility until March 24, 2006.

Amounts borrowed under tranche A bear interest at a rate equal to the Tokyo Interbank Offered Rate, or TIBOR, plus 0.55 percent. Amounts borrowed under tranche B bear interest at a rate of TIBOR plus 1.2 percent. Spansion Japan must first fully draw under tranche A prior to drawing amounts under tranche B. Borrowings must be used for working capital purposes and must be repaid no later than April 24, 2006.

Pursuant to the terms of the amended and extended revolving facility credit agreement, Spansion Japan is not permitted to declare any dividends other than those to be declared after the end of each fiscal quarter, and is required to comply with the following financial covenants:

•	ensure that assets exceed liabilities as of the end of each fiscal year and each six-month (mid-year) period;

•	maintain an adjusted tangible net worth (as defined in the agreement) at an amount not less than 60 billion yen (approximately $564 million as of March 25, 2005) as of the last day of each fiscal quarter;

•	maintain total net income plus depreciation of 21.125 billion yen (approximately $199 million as of March 25, 2005) as of the last day of fiscal year 2005; and

•	ensure that as of the last day of fiscal 2005, the ratio of (a) net income plus depreciation to (b) the sum of interest expenses plus the amount of scheduled debt repayments plus capital expenditures for its facilities located in Aizu-Wakamatsu, Japan, for such period, is not less than 120%

In addition, if Spansion Japan’s minimum cash balance is less than 1 billion yen (approximately $9 million as of March 25, 2005), Spansion Japan is prohibited from:

•	subject to ordinary course exceptions, entering into any merger, reorganization or consolidation, or transferring, leasing or otherwise disposing of all or any part of their assets, or entering into any agreement concerning such transactions;

•	redeeming, repurchasing, retiring or otherwise acquiring its capital stock or any option for such capital stock; or

•	changing its capital structure (including capital reduction) that may substantially affect Spansion Japan’s ability to meet its obligations under the agreement.

As security for amounts outstanding under the revolving facility, Spansion Japan pledged its accounts receivable from Fujitsu Limited, the minority owner of Spansion LLC. The accounts receivable are held in trust pursuant to the terms of a trust agreement. Under the trust agreement, Spansion Japan is required to maintain the value of its accounts receivable at specified thresholds (as defined by the trust agreement), based upon the amounts outstanding under tranche A and tranche B. In addition, the trustee collects payments from Fujitsu into a separate trust account and releases these amounts to Spansion Japan, subject to the calculated thresholds, upon instruction from the agent for the lenders. At any time when the accounts receivable balance in the trust account is less than the required thresholds, Spansion Japan is required to do one of the following to cure the shortfall:

•	provide additional cash to the trust; or

•	prepay a specified portion of the outstanding loans.

Amounts outstanding under the revolving credit facility may become due and payable on demand upon the occurrence of specified events with respect to Spansion Japan, including: filings or proceedings in bankruptcy; failure to pay any obligations under the revolving credit facility that have become due; failure to pay other third-party indebtedness where such debt exceeds 200 million yen (approximately $2 million as of March 25, 2005); or if the value of the accounts receivable from Fujitsu held in trust is below the required thresholds and such shortfall is not remedied within three business days. In addition, amounts outstanding under the revolving credit facility may become automatically due and payable upon the occurrence of specified events with respect to Fujitsu including: filings or proceedings in bankruptcy; default by Fujitsu with respect to payments to Spansion Japan or other obligations under their purchase and sale agreement; or default by Fujitsu with respect to other third-party indebtedness where such debt exceeds one billion yen (approximately $9 million as of March 25, 2005).

Because most amounts under the Spansion Japan Revolving Loan are denominated in yen, the U.S. dollar amounts stated above are subject to change based on applicable exchange rates. We used the exchange rate as of March 25, 2005 of 106.30 yen to one U.S. dollar to translate the amounts denominated in yen into U.S. dollars.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MICRO DEVICES, INC.

Date: March 31, 2005	By:	/s/ Robert J. Rivet
Robert J. Rivet Executive Vice President and Chief Financial Officer

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